Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 18, 2007, and the related Letter of Transmittal, and any amendments thereto, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(including the Associated Preferred Share Purchase Rights)

of

TEKTRONIX, INC.

at

$38.00 Net per Share in Cash

by

RAVEN ACQUISITION CORP.

an indirect wholly owned subsidiary of

DANAHER CORPORATION

Raven Acquisition Corp., an Oregon corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), hereby offers to purchase all of the outstanding shares of common stock, without par value (together with the associated Series B No Par Preferred Shares Purchase Rights, the “Shares”), of Tektronix, Inc., an Oregon corporation (“Tektronix”), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 18, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”). Tendering shareholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be charged brokerage fees or commissions. Shareholders who hold their shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Danaher or Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., which is acting as Information Agent for the Offer (the “Information Agent”), and the Depositary incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 15, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES (INCLUDING ANY OTHER SHARES, DIRECTLY OR INDIRECTLY, OWNED BY DANAHER) ON A FULLY-DILUTED BASIS ON THE DATE OF

PURCHASE (BUT EXCLUDING ANY SHARES ISSUABLE UPON CONVERSION OF TEKTRONIX’S CONVERTIBLE NOTES) (THE “MINIMUM CONDITION”), AND (2) ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR UNDER ANY MATERIAL APPLICABLE FOREIGN STATUTES OR REGULATIONS HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN SECTION 14 OF THE OFFER TO PURCHASE TITLED “CONDITIONS OF THE OFFER”.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Tektronix. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), the Purchaser intends to acquire the remaining equity interest in Tektronix not acquired in the Offer by consummating the Merger.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 2007, among Danaher, the Purchaser and Tektronix (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Oregon Business Corporation Act (“OBCA”), the Purchaser will be merged with and into Tektronix (the “Merger”). Following the effective time of the Merger (the “Effective Time”), Tektronix will continue as the surviving corporation (the “Surviving Corporation”) and become an indirect wholly owned subsidiary of Danaher, and the separate corporate existence of the Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Danaher or the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder of those shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto, (2) any Shares held by a holder who has not voted in favor of the Merger or consented in writing and who is entitled to dissenter’s rights, if any, with respect to the Merger and has demanded appraisal for those shares in accordance with the OBCA, and (3) any Shares held by any wholly owned subsidiary of Danaher (other than the Purchaser), the Purchaser or Tektronix, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger), will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Shares, less any required withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF TEKTRONIX HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES, AND RECOMMENDS THAT HOLDERS OF SHARES TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer. In accordance with Exchange Act Rule 14d-11 and the Merger Agreement, the Purchaser expressly reserves the right to provide a subsequent offering period of at least three business days (as such term is defined under Exchange Act Rule 14d-1(g)(3)) up to a maximum period, including extensions, of twenty business days (as such term is defined under Exchange Act Rule 14d-1(g)(3)) following the Expiration Date. If included, a subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender any Shares not tendered in the Offer. A subsequent offering period, if one is included, would not be an extension of the Offer, which already would have been completed.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase have occurred or have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary; provided, however, that in the event that (a) the required waiting periods under U.S. federal antitrust laws or under material applicable foreign statutes or regulations have not expired or been terminated, the Purchaser is required under the Merger Agreement to extend the Offer until the expiration or termination of the applicable waiting periods under the U.S. federal antitrust laws or any other material applicable foreign statutes or regulations or until the End Date (as defined in the Merger Agreement) and (b) as long as the Tektronix Board continues to recommend the offer if at any Expiration Date, any of the conditions to the Offer described in Section 14 have not been satisfied or waived, the Purchaser is required to extend the offer for periods of not more than five business days each until December 14, 2007. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares.

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. “Expiration Date” means 11:59 p.m., New York City time, on Thursday, November 15, 2007, unless the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after the date that is sixty days from the date hereof. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Danaher, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Tektronix has provided the Purchaser with Tektronix’s shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:	MacKenzie Partners, Inc.
105 Madison Avenue New York, NY 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:	Morgan Stanley
1585 Broadway New York, NY 10036 (877) 575-4220